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                                                                     EXHIBIT 5.1


                             BASS, BERRY & SIMS PLC
                                Attorneys at Law
                    ----------------------------------------
                    A PROFESSIONAL LIMITED LIABILITY COMPANY

                AmSouth Center, 315 Deaderick Street, Suite 2700
                         Nashville, Tennessee 37238-3001
                                 (615) 742-6200



                                January 30, 2006

HealthSpring, Inc.
44 Vantage Way
Nashville, TN  37228

Ladies and Gentlemen:

         We are acting as counsel to HealthSpring, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of shares of its Common Stock, par value $0.01 per share (the "Common Stock"), including shares of its Common Stock to cover over-allotments, if any, pursuant to a Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (the "Commission") on October 11, 2005 under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The shares of Common Stock to be issued and sold by the Company pursuant to the Registration Statement are referred to herein as the "Company Shares," and the shares of Common Stock to be sold by the selling stockholders identified in the Registration Statement are referred to herein as the "Secondary Shares."

         In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.

         Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Company Shares, when issued and delivered against payment of the agreed consideration therefor in the manner and on the terms described in the Registration Statement (after the same is declared effective), will be validly issued, fully paid, and nonassessable, and that the Secondary Shares are validly issued, fully paid, and nonassessable.


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         NASHVILLE Downtown - KNOXVILLE - MEMPHIS - NASHVILLE Music Row
                                www.bassberry.com

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         Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

         This opinion is furnished to you in connection with the filing of the Registration Statement.

                                            Sincerely,

                                            /s/ Bass, Berry & Sims PLC
                                            BASS, BERRY & SIMS PLC